Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
     We consent to the incorporation by reference in this Registration Statement of Oculus Innovative Sciences, Inc. and Subsidiaries on Form S-8 of our report dated June 21, 2006, except for Note 18, as to which the date is December 15, 2006, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2005 and 2006 and for each of the three years in the period ended March 31, 2006 appearing in Amendment No. 7 to Form S-1 of Oculus Innovative Sciences, Inc. (File # 333-135584).
/s/ Marcum & Kliegman llp
New York, New York
February 27, 2007